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Exhibit 12.1

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in Thousands)

	Six Months Ended September 30, 2003	Six Months Ended September 30, 2002		Year Ended March 31, 2003		Year Ended March 31, 2002	Year Ended March 31, 2001		Year Ended March 31, 2000		Year Ended March 31, 1999
Consolidated pretax income (loss) from continuing operations	$(5,649)	6,998		2,223		(2,948)	20,129		13,694		(10,818)
Net amortization of debt issuance expense	1,037	769		1,626		1,420	1,389		1,326		1,412
Interest expense	16,264	13,536		27,048		28,553	31,653		32,637		34,830
Interest portion of rental expense	751	751		1,501		1,579	1,766		1,885		2,199

Earnings	$12,403	22,054		32,398		28,604	54,937		49,542		27,623

Interest expense	$16,264	13,536		27,048		28,553	31,653		32,637		34,830
Net amortization of debt issuance expense	1,037	769		1,626		1,420	1,389		1,326		1,412
Interest portion of rental expense	751	751		1,501		1,579	1,766		1,885		2,199

Fixed Charges	$18,052	15,056		30,175		31,552	34,808		35,848		38,441

Ratio of Earnings to Fixed Charges	(a)	1.46	x	1.07	x	(a)	1.58	x	1.38	x	(a)

(a)
The deficiency in earnings required to cover fixed charges for the six months ended September 30, 2003, the fiscal years ended March 31, 2002 and 1999 was $5,649, $2,948 and $10,818, respectively. The deficiency in earnings to cover fixed charges is computed by subtracting earnings before fixed charges, income taxes and discontinued operations from fixed charges. Fixed charges consist of interest expense and one-third of operating lease rental expense, which is deemed to be representative of the interest factor. The deficiency in earnings required to cover fixed charges includes depreciation of property, plant and equipment and amortization of goodwill and other assets and non-cash charges which are reflected in cost of sales and selling, general and administrative expenses, in the following amounts (in thousands):

		Fiscal Year Ended March 31,
	Six Months Ended September 30, 2003
		2002	1999

Depreciation	$11,829	26,209	27,911
Amortization	313	4,175	4,025
Non-cash charges	114	4,723	945

Total	$12,256	35,107	32,881

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  Exhibit 12.1
STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (Dollars in Thousands)